Exhibit 99.2

Fusion Fuel Business Combination Overview Investor Presentation June 2020

HL Acquisitions: Fusion Fuel Business Combination Overview

Disclosure

THIS PRESENTATION HAS BEEN PREPARED FOR USE BY HL ACQUISITIONS CORP. ("HL") AND FUSION FUEL S.A. ("FUSION FUEL") IN CONNECTION WITH THEIR PROPOSED BUSINESS COMBINATION. SUCH PRESENTATION MAY BE PRESENTED TO CERTAIN OF HL'S SHAREHOLDERS, AS WELL AS OTHER PERSONS WHO MIGHT BE INTERESTED IN PURCHASING HL SECURITIES, IN CONNECTION WITH THE BUSINESS COMBINATION.

HL, FUSION FUEL, THEIR AFFILIATES AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS, UNDER SEC RULES, MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF HL'S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION. INFORMATION REGARDING THE PERSONS WHO MAY, UNDER SEC RULES, BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES TO HL'S SHAREHOLDERS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION WILL BE SET FORTH IN THE REGISTRATION STATEMENT FOR THE PROPOSED BUSINESS COMBINATION TO BE FILED BY HL AND FUSION FUEL, WHICH WILL INCLUDE A PRELIMINARY PROXY STATEMENT/PROSPECTUS OF HL THAT WILL BE USED TO SOLICIT SHAREHOLDER APPROVAL OF THE TRANSACTION. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN INFORMATION REGARDING THE NAMES AND INTERESTS IN THE PROPOSED TRANSACTION OF HL'S DIRECTORS AND OFFICERS IN HL'S FILINGS WITH THE SEC, INCLUDING HL'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2019, WHICH WAS FILED WITH THE SEC ON SEPTEMBER 10, 2019.

INVESTORS AND SECURITY HOLDERS OF HL AND FUSION FUEL ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS CONTAINING IMPORTANT INFORMATION ABOUT HL AND FUSION FUELTHROUGH THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.

THIS PRESENTATION CONTAINS FORWARD-LOOKING STATEMENTS. TERMS SUCH AS "ANTICIPATES," "BELIEVE," "CONTINUE," "COULD," "ESTIMATE," "EXPECT," "INTENDS," "MAY," "MIGHT," "PLAN," "POSSIBLE," "POTENTIAL," "PREDICTS," "PROJECT," "SHOULD," "WOULD" AS WELL AS SIMILAR COMMENTS, ARE FORWARD-LOOKING IN NATURE. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DISCUSSION ARE BASED ON CURRENT EXPECTATIONS AND BELIEFS CONCERNING FUTURE DEVELOPMENTS AND THEIR POTENTIAL EFFECTS. THERE CAN BE NO ASSURANCE THAT FUTURE DEVELOPMENTS AFFECTING HL OR FUSION FUEL WILL BE THOSE THAT ARE ANTICIPATED. THESE FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES (SOME OF WHICH ARE BEYOND THE CONTROL OF HL AND FUSION FUEL) OR OTHER ASSUMPTIONS THAT MAY CAUSE ACTUAL RESULTS OR PERFORMANCE TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.

THE FINANCIAL PROJECTIONS INCLUDED IN THIS PRESENTATION ARE ALSO FORWARD-LOOKING STATEMENTS THAT ARE BASED ON ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND HL'S AND FUSION FUEL'S CONTROL. WHILE ALL PROJECTIONS ARE NECESSARILY SPECULATIVE, HL AND FUSION FUEL BELIEVE THAT THE PROSPECTIVE FINANCIAL INFORMATION COVERING PERIODS BEYOND TWELVE MONTHS FROM ITS DATE OF PREPARATION CARRIES INCREASINGLY HIGHER LEVELS OF UNCERTAINTY AND SHOULD BE READ IN THAT CONTEXT. THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR MATERIALLY LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF PROJECTIONS IN THIS PRESENTATION SHOULD NOT BE REGARDED AS AN INDICATION THAT HL AND FUSION FUEL, OR THEIR REPRESENTATIVES, CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS.

NEITHER HL NOR FUSION FUEL UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY LAW. IMPORTANT FACTORS, AMONG OTHERS, THAT MAY AFFECT ACTUAL RESULTS INCLUDE FUSION FUEL'S ABILITY TO EXECUTE ON ITS BUSINESS PLAN, THE DEMAND AND MARKET FOR ALTERNATIVE ENRGY AND FUSION FUEL'S ESTIMATES OF EXPENSES AND FUTURE REVENUES AND PROFITABILITY. OTHER FACTORS INCLUDE THE POSSIBILITY THAT THE PROPOSED TRANSACTION DOES NOT CLOSE, INCLUDING DUE TO THE FAILURE TO RECEIVE REQUIRED SECURITY HOLDER APPROVALS, OR THE FAILURE OF OTHER CLOSING CONDITIONS.

NEITHER HL NOR FUSION FUELMAKES ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS PRESENTATION. THIS PRESENTATION IS NOT INTENDED TO BE ALL-INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PERSON MAY DESIRE IN CONSIDERING AN INVESTMENT IN HL OR FUSION FUEL AND IS NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION IN HL OR FUSION FUEL.

THIS PRESENTATION SHALL NEITHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

2

Transaction

HL Acquisitions: Fusion Fuel Business Combination Overview Business Combination: HL Acquisitions & Fusion Fuel 4 HL Acquisitions Corp (HCCH) • Nasdaq - listed SPAC raised $55mm in June 2018 • $53mm currently held in trust as of June 2, 2020 • Experienced Board & Management team o Four decades worth of experience o Deep energy backgrounds across multiple verticals o Broad Capital Markets experience • Extensive network of commercial & financial relationships • Proven investment track record Fusion Fuel S.A. (“Fusion Fuel”) • An Emerging Leader in the Green Hydrogen Space • Unique & innovative hydrogen technology solutions, efficiently tailored for industrial applications o Proprietary electrolyzer technology, with multiple points of 3 rd party validation o Existing CPV manufacturing capabilities, expertise, & track record o Robust project pipeline o Local content advantage • Management team with decades of combined experience in the clean energy sector

HL Acquisitions: Fusion Fuel Business Combination Overview

HL Acquisitions & Fusion Fuel: Deal Details

HL has entered into a business combination agreement with Fusion Fuel:

- Pro forma firm value of $96.7 million
- HL shareholders will retain 77% of the outstanding shares of the successor company after closing the transaction[1]
- Current Fusion Fuel shareholders will roll 100% of their holdings
- Fusion Fuel owners to receive ordinary shares and warrants with an agreed value of €22.8 million[2]
- Fusion Fuel owners can earn a contingent consideration (capped at €12.2 million) by entering into Hydrogen Purchase Agreements (HPAs) with qualified counterparties by or before June 30, 2022
- Closing is conditioned on HL having net cash proceeds at closing in excess of €22.8 million
- Primary uses of proceeds: capex for the production of hydrogen to be sold under long-term HPAs, expand production capacity of Fusion Fuel's proprietary technology, and new market development
- The transaction is expected to be consummated during 3rd Quarter 2020

1. Assuming no redemptions from trust account. Based on primary shares outstanding; excludes 9.875 million outstanding warrants with a strike price of $11.50 per share, and 1,137,000 Class A ordinary shares and 1,137,000 warrants in potential earnout consideration to be issued to current Fusion Fuel shareholders contingent upon execution of HPAs and other related milestones
2. Fusion Fuel to receive consideration comprised of 2.125 million shares and 2.125 million warrants

5

HL Acquisitions: Fusion Fuel Business Combination Overview 6 HL Acquisitions & Fusion Fuel: Transaction Overview Pro - Forma Ownership 1,2 Pro - Forma Capitalization Shares Outstanding 1 9.16 million Current redemption price $10.56/share Implied Equity Value $96.7 million 76.8% 23.2% 1. Based on primary shares outstanding; excludes 9.875 million outstanding warrants with a strike price of $11.50 per share, and 1, 137,000 Class A ordinary shares and 1,137,000 warrants in potential earnout consideration to be issued to current Fusion Fuel shareholders contingent upon execut ion of HPAs and other related milestones 2. Assuming no shareholders exercise redemption rights

Investment Highlights

HL Acquisitions: Fusion Fuel Business Combination Overview

Why Fusion Fuel?

Massive Addressable Market	• **Industrial demand** for hydrogen represented $135 billion in value in 2018[3], and is expected to grow by 47% to $200B by 2023[1] • New applications in the **mobility**, **marine transport**, and **storage markets** could add another $25B of market potential by 2030[2]
First-Mover Advantage	• Fusion Fuel has developed a proprietary electrolysis solution that will allow for the production of **hydrogen with no CO_2 emissions** (green hydrogen) on a cost basis comparable with brown hydrogen • Fusion Fuel has already demonstrated Solar to Hydrogen energy conversion rates of **27%** in its hydrogen production process, compared to 8-10% for conventional green hydrogen technologies
Attractive, High-Growth Sector	• The market for hydrogen production and equipment is projected to grow at an 11% CAGR through 2024[3] • The broader hydrogen economy could expand to **$280B** through 2030, nearly 40% of which is expected to come from upstream hydrogen production[3]
Local Content Advantage	• Fusion Fuel is in the right place, at the right time. Its 12-year local CPV manufacturing track record gives it an advantaged position within large-scale, Portuguese and European Hydrogen projects • Management has forged close relationships with key decision-makers and stakeholders at the state and commercial level

1. Hydrogen Generation Market Research Report: Global Forecast till 2023; Market Research Future, 2020
2. Shaping Tomorrow's Global Hydrogen Market; Baker McKenzie, January 2020
3. Global Hydrogen Economy: Merchant Hydrogen and Hydrogen Purification Technologies; BCC Research, July 2019

8

HL Acquisitions: Fusion Fuel Business Combination Overview 9 Why Green Hydrogen? Hydrogen Supply Blue vs. Green Decarbonization “Holy Grail” Emerging Policy Focus Recent innovations now allow for hydrogen to be produced as “Blue” or “Green Hydrogen” • “Blue Hydrogen” is obtained through carbon capture & storage, which can reduce up to 90% of carbon emissions, but at costs 30 - 40% higher than brown hydrogen 2 • “Green Hydrogen” is produced through water electrolysis powered by renewable electricity, which reduces 100% of direct carbon emissions, but at costs that are not yet competitive • As the energy transition gathers momentum and major economies prepare green investments, hydrogen is increasingly seen as a key pillar in emissions reduction strategies • Hydrogen has the potential to supplement or displace hydrocarbons in transportation, heavy industry, and other applications that are notoriously difficult to decarbonize • While demand for hydrogen is substantial, there is virtually no naturally occurring elemental hydrogen • Nearly all hydrogen consumed today is ‘brown’ hydrogen — produced from fossil fuels that produce significant greenhouse gas emissions (i.e. 9 tons of CO 2 / ton of hydrogen 1 ) • Green hydrogen has been earmarked by the European Commission as a “priority area” for industry in its Green Deal • Over the past year, several governments, including Germany, Britain, Australia and Japan, have announced or have been working on hydrogen strategies and the pace has picked up over the past month during the pandemic 1. Hydrogen Production via Steam Reforming with CO 2 Capture; International Conference on Safety and Environment in the Process Industry 2. The Future of Hydrogen, IEA, June 2019

HL Acquisitions: Fusion Fuel Business Combination Overview Executive Summary & Financial Projections (MM €) Vision Unique IP & Cost Advantage Diverse Revenue Model Extensive Managerial Expertise Fusion’s electrolyzer produces green hydrogen significantly cheaper than the 3 . 5 – 7 . 5 €/kg from conventional competitors Projects : Selling hydrogen into natural gas networks, clean transportation fuels, and other markets Industry : Selling proprietary electrolyzer technology to end users to produce green hydrogen The Fusion Fuel management team possesses 40 + years of collective experience and a successful track record in the energy and environmental infrastructure sector To become one of the major players in the global hydrogen economy over the next 10 years To enable meaningful emissions reductions through viable economic means Fusion Fuel Executive Summary 0 50 100 150 200 250 300 350 0 50 100 150 200 250 300 350 1 2 3 4 5 6 7 8 9 10 MM € MM € Year Revenue Industry Projects 0 20 40 60 80 0 20 40 60 80 1 2 3 4 5 6 7 8 9 10 MM € MM € Year Net Income 0 20 40 60 80 100 120 140 0 20 40 60 80 100 120 140 1 2 3 4 5 6 7 8 9 10 MM € MM € Year EBITDA Industry Projects 10

HL Acquisitions: Fusion Fuel Business Combination Overview

Fusion Fuel Strategy Overview

	Segment	Timeframe	
	Corporate	0 – 1 Years	New market development (e.g., North America, MENA, Australia), expansion of production capacity, capex for production of hydrogen farms.
	R&D	Ongoing	Production of green hydrogen at Levelized Cost of Hydrogen of ~ €1.5 / kg depending on solar radiation.
Targeted Industry Verticals	**Natural Gas Network**	In Pipeline	Several major European economies have committed to blend up to 20% of green hydrogen into their natural gas network by 2030. In Portugal, this mandate necessitates the production of 100 kton through 2025, and an additional 200 kton through 2030.
	Refining	1-2 Years	The Portuguese Oil Refiner Galp produces 65 kton of brown hydrogen per annum, and the Spanish Oil Refiners Repsol and Cepsa produce around 300 kton.
	Ammonia	1-2 Years	OCP Group, the largest company in Morocco, imports 880 kton of ammonia per annum. They have announced plans to develop green hydrogen and green ammonia as sustainable raw materials, which would require ~180 kton of green hydrogen production.
	Energy Storage	2-4 Years	Storage of energy from variable renewable resources remains a challenge in the low-carbon economy; hydrogen can play a significant role in monetizing intermittent renewables.
	Mobility	3-5 Years	The total cost of ownership of FCEVs is forecasted to be less than BEVs by 2026, and less than ICE vehicles around 2027. However, in the nearer term, the marine and heavy duty transport sectors represent significant areas of opportunity.

11

Investment Highlights

HL Acquisitions: Fusion Fuel Business Combination Overview Investment Highlights 13 The Deal’s Earnout Incentive Ensures Alignment Solid Management Track Record , With Existing Expertise & Production Footprint A Growth Driver In Their Own Backyard: The Sines Project Proprietary Technology Enabling Ultra - Competitive Green Hydrogen Governments Actively Supporting A Decarbonized Hydrogen Industry Massive Addressable Market , With A Significant & Visible Commercial Ramp Significant Local Content Advantages

HL Acquisitions: Fusion Fuel Business Combination Overview Massive Addressable Market, With A Significant & Visible Commercial Ramp 14 1. The Future of Hydrogen, IEA, June 2019 2. Hydrogen Roadmap Europe: A Sustainable Pathway for the European Energy Transition; FCH JU, 2019 Roadmap for Hydrogen Deployment in the EU 2 Hydrogen Consumption in the EU Expected To Grow By 2 - 7x by 2050, & Only 2% Of Current Production Comes From Electrolysis 2 • The market for hydrogen in its pure form has grown more than 3 x since 1975 , to roughly 70 Mt per year, representing nearly € 150 bn in value • Virtually all of this hydrogen is produced from hydrocarbons, with 6 % of natural gas and 2 % of coal consumption going towards hydrogen production • As a result, the hydrogen production industry is responsible for around 830 million tons of CO 2 emissions per year (more than many of the top 10 countries with highest CO 2 emissions) • Producing just one ton of hydrogen with traditional methods releases 9 tons of CO 2 – making green hydrogen a priority for climate change and emission reduction targets Hydrogen Demand Today 1 2015 2030 2050

HL Acquisitions: Fusion Fuel Business Combination Overview

Governments Actively Supporting A Decarbonized Hydrogen Industry

European Potential

The European market imports 400-500bcm of natural gas per annum, representing a significant and realistic source of hydrogen demand[1]

Several countries have announced ambitious targets for the blending of green hydrogen into their natural gas networks:

- **Portugal:** Aims to reach a 10-15% mix by 2030[2]
- **UK**: Parliamentary Inquiry recommended 3-20% mix[3]
- **France**: Recommended target of 10% mix by 2030[4]
- **Germany**: Recommended target of 10% mix by 2030; earmarks €10B for expansion of hydrogen capacity[5]
- **European Commission**: sets production target of 1 million tons of clean hydrogen, earmarks €30B for hydrogen technology development[6]

Natural Gas Imports – The Early Doorway To Europe


2.5
0.7
4.7
3.5
43.8
39.6
14.3
78.9
19.9
9.0
2.9
9.8
9.9
47.8
0.9
1.6
1.5
63.8
2.9
5.7
30.4
4.8

Fusion Fuel is already in advanced discussions with the Portuguese government, and other stakeholders regarding projects for *Green Flamingo* a *€3.5B*, multi-stage project to produce *465kt* of hydrogen per annum

1. 2018 Natural Gas Imports bcm, 2018; McKinsey & Company, Energy Insights EU Pipeflow
2. Portugal's National Hydrogen Strategy (EN-H2), May 2020
3. Decarbonising the Gas Network; Parliamentary Office of Science & Technology
4. Hydrogen Roadmap and Industrial Development in France, June 2019
5. A Hydrogen Roadmap for Germany; Fraunhofer-Gesellschaft, October 2019
6. European Green Deal Recovery Package, European Commission, May 2020

15

HL Acquisitions: Fusion Fuel Business Combination Overview Proprietary Technology Enabling Ultra - Competitive Green Hydrogen Fusion Fuel has redesigned and patented the initial stages of the hydrogen value chain to efficiently leverage waste heat from CPV systems , unlocking significant efficiency gains in the electrolysis process Source: Fusion Fuel Management 16 CPV Solar Tracker MagP Product (exclusive to Fusion Fuel) Photon Electrochemical Hydrogen Generator Fusion Fuel’s electrolyzer Hydrogen Tanks Open market products

HL Acquisitions: Fusion Fuel Business Combination Overview Proprietary Technology Enabling Ultra - Competitive Green Hydrogen …and enabling ultra - competitive green hydrogen production that is ~50 - 80% cheaper than existing commercial solutions 1 1. Ultimate cost is dependent on location / quality of solar irradiance (i.e., DNI between 1800 – 2700) 2. Fusion Fuel Management 3. The Future of Hydrogen, IEA, June 2019 Hydrogen Production Costs by Type, 2018 2,3 17 Fusion Fuel’s Hydrogen Production Cost 1

HL Acquisitions: Fusion Fuel Business Combination Overview

A Growth Driver In Their Own Backyard: The Sines Project

	2021	2022	2023	2024	2025	Cumulative
Project Name	Sines 1	Sines 2	Sines 3	Sines 4	Sines 5	**Sines 1 - 5**
Concession Period	25 years	25 years	25 years	25 years	25 years	**25 years**
Project Capacity	1,000 Tons / Year	3,000 Tons / Year	5,000 Tons / Year	8,000 Tons / Year	10,000 Tons / Year	**27,000 Tons / Year**
HPA (Year 1 - 15)[1]	3.45 €/Kg	2.95 €/Kg	2.75 €/Kg	2.40 €/Kg	1.90 €/Kg	**1.90 €/Kg**
HPA (Year 16 - 25)[1]	1.50 €/Kg	1.50 €/Kg	1.50 €/Kg	1.50 €/Kg	1.50 €/Kg	**1.50 €/Kg**
Investment Required	22,955,980 €	56,383,206 €	87,803,458 €	131,356,076 €	153,639,160 €	**452,137,882 €**
Equity	4,591,196 €	11,276,641 €	17,560,692 €	26,271,215 €	30,727,832 €	**90,427,576 €**
Debt	18,364,784 €	45,106,565 €	70,242,767 €	105,084,861 €	122,911,328 €	**361,710,306 €**
IRR UNLEVERED	**26.40%**	**29.34%**	**29.26%**	**25.25%**	**17.83%**	**24.91%**
Payback Period	**3.8 Years**	**3.4 Years**	**3.4 Years**	**4.0 Years**	**5.6 Years**	**4.0 Years**

In Negotiation (2021–2022) ***In Pipeline*** (2023–2025)

Key Growth Driver - Sines Project: HPA (Hydrogen Purchase Agreement) negotiations ongoing with Portuguese Government, Regulators & Stakeholders

Source: Fusion Fuel Management

1. HPA's (Year 1-15) for 2021 and 2022 are currently being negotiated with the Portuguese Government, Regulator and relevant Stakeholders. For the following years we assumed a market tendency based on the prices from other projects in Europe and the expectations for the Green Flamingo Project in Portugal

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HL Acquisitions: Fusion Fuel Business Combination Overview

Significant Local Content Advantages

Portugal's Hydrogen Strategy

- Portugal has identified green hydrogen a key pillar in its strategy to decarbonize the economy, and intends to establish a new ecosystem build around hydrogen
- The strategy calls for a gradual ramp up of production through 2030, when **350 ktons of H_2** will be produced per annum – Fusion Fuel's current plans represent **less than 10%** of Portugal's national objective, suggesting significant runway for incremental growth
- Fusion Fuel plans to be part of this new local industrial sector, developing production capacity near Sines to deliver on the projects for Portugal's strategic vision and Europe's flagship project, **Green Flamingo**
- Sines also provides Fusion Fuel with the opportunity to export hydrogen with its deep-water harbor

Portugal's 2030 Hydrogen Targets[1]

5%
of total final consumption

5%
fuel replacement in road transportation

5%
replacement of natural gas with H_2 in Industry

15%
H_2 in natural gas grid distribution

50-100
H_2 fueling stations

2 GW
electrolyzer capacity installed

7 000 M€
investment into the production of H_2

300-600 M€
reduction in natural gas imports

900 M€
subsidies and incentives

Fusion Fuel is a part of Portugal's National Strategy for Hydrogen and is seen as a strategic technology provider; several of Fusion Fuel's projects are referenced explicitly in the strategy roadmap

1. Portugal's National Hydrogen Strategy (EN-H2), May 2020

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HL Acquisitions: Fusion Fuel Business Combination Overview Solid Management Track Record, With Existing Expertise & Production Footprint 20 Fusion Fuel’s electrolyzer can attach to CPV modules already being produced by MagP Inovação , via an exclusive agreement MagP Inovação Installations, Portugal Immediate Access to Production • Fusion Fuel has entered into a production agreement with MagP to enable it to deliver on its pipeline and projects from day • MagP has constructed and installed 20 + solar plants around the world, performing daily tracker performance monitoring with 98 % up - time over the past 10 - years • MagP’s 20 , 000 m 2 production facility in Portugal with an annual production capacity of 700 trackers, representing ~ 700 tons of green hydrogen per annum • Core technology, coupled with purpose - built production capacity , is a significant competitive advantage that significantly reduces the risk to commercialization – particularly as technology and production risks hamper the early innings of the sector’s development

HL Acquisitions: Fusion Fuel Business Combination Overview 21 The Deal’s Earnout Incentive Ensures Alignment A significant component of Fusion Fuel’s consideration is a contingent payment that incentivizes management to deliver on robust business development targets and ensures alignment between HL shareholders and the owners of Fusion Fuel The contingent consideration is earned as different project milestones are achieved by the company, based on significant commercialization, financing, and operational benchmarks – all of which serve to de - risk the company and unlock value for shareholders Assuming the full earnout is awarded to Fusion Fuel owners, their ownership of the merged company would be 30 . 6 % on a fully - diluted basis

HL Acquisitions: Fusion Fuel Business Combination Overview Key Executives & Directors 22 Joao Teixeira Wahnon – Head of Business Development at Fusion Fuel 16 years experience in renewable energy project development, has overseen negotiations of more than € 500 m in renewable projects ; background in Civil Works Contracting, and was previously Construction Director of the Somague Group ; Degree in Civil Engineering Frederico Figueira de Chaves – Chief Financial Officer of Fusion Fuel Managing Partner of KFH Investments . Previously held various Managing Director roles in his 13 years at UBS AG in Asset Management and UBS AG Group Pedro Falcão e Cunha – Chairman of Fusion Fuel Previously CEO of Somague Environmental Group, the largest private company operating environmental infrastructure in Portugal . Managed Somague's activities in Macau and before that was a Lecturer on Hydraulics at Instituto Superior Técnico, one of Europe's leading engineering universities Jaime Silva – Chief Technology Officer of Fusion Fuel 13 years experience leading companies in the solar energy sector ; inventor of several proprietary technologies in the renewable energy space ; previously had 17 years experience as serial entrepreneur in the technology space ; Degree in Electrical Engineering, Masters in Management and in Telecommunications

Strategy and Business Model

HL Acquisitions: Fusion Fuel Business Combination Overview 24 Fusion Fuel Business Lines Industry Business Line Provider of Green Hydrogen Technology • Technology provider to clients who are looking to build a green hydrogen production facility . In this case Fusion Fuel will sell hydrogen generators and also install them (in most cases with a local developer) in the intended location • Developing and selling fully fledged concept and approved green hydrogen plants for gas or electrical applications • Remote tracking and monitoring of hydrogen generator performance, and ensuring that any maintenance required is performed • Operation and maintenance of established hydrogen plants “ Projects” Business Line Plant Operator and Seller of Green Hydrogen • Developing and financing own green hydrogen plants with the purpose of selling green hydrogen as an end product to customers in the power generation, refining, ammonia, and other industrial sectors, through predetermined purchase price agreements • Operating and managing the developed green hydrogen infrastructure assets, including sale or trading of green hydrogen plants

HL Acquisitions: Fusion Fuel Business Combination Overview 25 Growth and Go - to - Market Strategy • Fusion Fuel’s technology works at its optimal level in regions with high solar irradiation • Fusion Fuel’s intention is to build out local business development platforms in these regions which enable the production of renewable hydrogen at low costs, and where the addressable market size and commercial applications are most significant • The initial production phase will service the existing identified, and already in discussion, pipeline in Southern Europe and Northern Africa • The expansion phase will see the development of platforms in North America, MENA, India, and Australia Hydrogen Production Potential by Geography Fusion Fuel Geographic Strategy

HL Acquisitions: Fusion Fuel Business Combination Overview 26 Business Plan Highlights (424) € 58,474 € 2020 2024 0% 36% 2020 2024 Sales Net Income EBITDA % 14% 42% 2020 2024 Gross Margin % 4,586 € 267,308 € 2020 2024

HL Acquisitions: Fusion Fuel Business Combination Overview Key Takeaways: HL Acquisitions & Fusion Fuel 27 The deal’s earnout incentive reinforces alignment and helps manage risk by tethering commercial progress to deal economics, while also supporting long - term growth Fusion Fuel’s proprietary technology potentially enables ultra - competitive green hydrogen production – creating a truly unique and streamlined value proposition for its customers and investors Green Hydrogen continues to gain momentum, as active government support and decarbonizing trends create significant tailwinds Fusion Fuel has an early mover advantage in potentially massive market, with a clear and visible commercial ramp – grounded in existing industrial dynamics, rather than aspirational blue - sky scenarios Fuel Fuel’s focus on European markets, with locally sourced production and significant institutional knowledge create significant competitive advantages The capital that HL could bring to the merger would accelerate speed to market , enabling greater agility in responding to new opportunities, before the competition can move

Appendix

HL Acquisitions: Fusion Fuel Business Combination Overview

Business Plan (all figures in 000's €)

- 'Projects' final figures will depend on the final amount raised at the time of the deal
- The business plan has a placeholder for dividend payments as of Year 3; this will depend on investment needs at the time
- Industry size remains constant from Y6 onwards given the limited ability to forecast demand. The projects line continues for 30 years as this is the lifespan of the technology installed in the Hydrogen plants
- Payroll does not include incentives; it reflects the known costs of producing the material and running the plants. The Board may decide to implement incentive structures which will impact the payroll cost
- Production capacity for first 4 years has already been secured externally

Calendar Year	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
Turnover	4,586	27,685	89,400	168,953	267,308	293,383	312,654	313,039	313,426	313,816
INDUSTRY	*4,586*	*27,685*	*85,950*	*156,633*	*241,164*	*247,884*	*247,884*	*247,884*	*247,884*	*247,884*
PROJECTS	*-*	*-*	*3,450*	*12,321*	*26,144*	*45,499*	*64,770*	*65,155*	*65,542*	*65,932*
COGS	-3,957	-21,099	-63,795	-105,706	-155,164	-163,798	-163,798	-163,798	-163,798	-163,798
Gross Margin	**629**	**6,585**	**25,605**	**63,247**	**112,144**	**129,585**	**148,855**	**149,240**	**149,628**	**150,017**
(%)	14%	24%	29%	37%	42%	44%	48%	48%	48%	48%
SG&A	-112	-891	-3,004	-5,804	-9,565	-12,357	-15,451	-15,551	-15,652	-15,754
INDUSTRY	*-112*	*-891*	*-2,541*	*-4,216*	*-6,220*	*-6,379*	*-6,379*	*-6,379*	*-6,379*	*-6,379*
PROJECTS	*-*	*-*	*-463*	*-1,588*	*-3,346*	*-5,978*	*-9,072*	*-9,172*	*-9,273*	*-9,375*
Payroll	-496	-2,657	-4,394	-5,153	-5,153	-5,153	-5,153	-5,153	-5,153	-5,153
EBITDA	**21**	**3,037**	**18,206**	**52,289**	**97,425**	**112,074**	**128,251**	**128,536**	**128,823**	**129,110**
(%)	0%	11%	20%	31%	36%	38%	41%	41%	41%	41%
Depreciation	-558	-1,805	-3,939	-7,912	-12,909	-20,083	-27,458	-26,460	-25,724	-24,820
INDUSTRY	*-558*	*-1,805*	*-2,792*	*-3,945*	*-4,552*	*-5,158*	*-4,851*	*-3,853*	*-3,117*	*-2,213*
PROJECTS	*-*	*-*	*-1,148*	*-3,967*	*-8,357*	*-14,925*	*-22,607*	*-22,607*	*-22,607*	*-22,607*
EBIT	**-537**	**1,232**	**14,267**	**44,377**	**84,516**	**91,991**	**100,793**	**102,076**	**103,099**	**104,290**
Financial Result	-	-	-459	-1,561	-3,228	-5,666	-8,398	-7,878	-7,344	-6,798
EBT	**-537**	**1,232**	**13,808**	**42,816**	**81,288**	**86,325**	**92,395**	**94,198**	**95,755**	**97,492**
Income Tax	113	44	-3,418	-11,272	-22,814	-24,325	-26,146	-26,687	-27,154	-27,675
Net Income	**-424**	**1,276**	**10,390**	**31,544**	**58,474**	**62,000**	**66,249**	**67,511**	**68,601**	**69,817**

29

HL Acquisitions: Fusion Fuel Business Combination Overview Patent 1 – Already filled • Overall concept and approach to hydrogen production through CPV Patent 2, 3 & 4 – In preparation • These patents all relate to the proprietary developed electrolyzer which converts water (H 2 O) into H 2 and O 2 Further Competitive Advantages • The firm benefits from other proprietary knowledge and experience gained from over a decade of production optimization of CPV technology 30 Fusion Fuel IP Tracker with solar concentration and DC - PEHG Tracker including H 2 storage vessel Lens with an optical formula including grooves TIR (Total Internal Reflection) DC - PEHG Direct Coupling Photon Electrochemical Hydrogen Generator Fusion Fuel’s Proprietary electrolyzer > > > > > > > > > > > > > > > > > > > > > > > > Patents 2, 3, 4 Patent 1 – Already filed • Overall concept and approach to hydrogen production through CPV Patent 2, 3 & 4 – In preparation • Patents all relate to elements of the proprietary developed electrolyzer which converts water (H 2 O) into H 2 and O 2 Further Competitive Advantages • Fusion Fuel benefits from other proprietary knowledge and experience gained from over a decade of production optimization of CPV technology

HL Acquisitions: Fusion Fuel Business Combination Overview

Cost Comparison: Fusion Fuel vs. Comparable PV-based Hydrogen Production

- The production of 500 tons of green hydrogen per annum with the traditional solar PV + centralized electrolyzer model would require a **capex investment of €24.7m**
- Fusion Fuel's solution requires **66% less capex** for the same output – assuming only daytime production

Solar PV + Centralized Electrolyser		Data	Assumptions
Solar Energy Power Required			
Yearly Hydrogen Production	tons	500	
Yearly Energy Required	kWh	27'315'445	Considering the energy efficiency of centralized electrolyser
Capacity Factor	%	20.0%	Typical capacity factor of 1-axis tracker with direct solar radiation of 2'200 kWh/m² p.a.
Required PV Power	MW	15.6	Total power required after DC/AC, inverter and transformer losses
PV Installation			
CAPEX per MW	€/MW	570'000 €	Industry value per installed MW, including solar modules, tracker, electrical networks, electrical boards, inverters, transformers and connection panels
Total PV CAPEX	€	8'897'031 €	
Central Electrolyser			
Required Electrolyser Power	MW	15.6	Equivalent to the maximum solar power available
CAPEX per MW	€/MW	940'000 €	
Installation cost	%	7.5%	Based on industry input
Total Electrolyser CAPEX	€	15'772'719 €	
Total CAPEX	€	24'669'749 €	

Fusion Fuel System		Data	Assumptions
Solar Energy Power Required			
Yearly Hydrogen Production	tons	500	
Yearly Energy Required	kWh	23'834'728	Considering the energy efficiency of DC-PEHG
Capacity Factor	%	24.0%	Typical capacity factor of 2-axis tracker with direct solar radiation of 2'200 kWh/m² p.a.
Solar Concentrated Power	MW	11.3	Total power required on concentrated modules
Hydrogen Generation Trackers			
CAPEX per Tracker	€/trk	14'805 €	Includes hydrogen solar concentration modules, trackers, control systems, and connections on the tracker
Hourly production of a module	grams of H_2/h	3.19	Hydrogen production of a module, under a DNI of 1'000W/m²
Number of trackers	Trackers	518	Number of trackers with 144 modules each
Total Hydrogen Trackers CAPEX	€	7'668'788 €	
Installation and networks (BOP)			
Civil Construction	€	388'500 €	Include foundations and concrete pedestals
Installation	€	181'300 €	Include tracker assembling, modules and control systems
H_2 & Electrical Auxiliary Network	€	404'040 €	Electrical auxiliary network, communication network, H_2 network, ...
Water Management System	€	320'066 €	Water equipment, control and network
Total BOP CAPEX	€	1'293'906 €	
Total CAPEX	€	8'962'694 €	

31

HL Acquisitions: Fusion Fuel Business Combination Overview

Efficiency Comparison: DC-PEHG vs. Centralized Electrolyzer

Electrolyser Efficiency Calculations		Fusion Fuel DC-PEHG	Centralized Electrolyser	Basis for Assumptions for centralized electrolyser
Stack Electrical Usage				
Cell voltage	volts/cell	1.65	1.75	Based on literature and industry input (assuming 1.5A/cm^2 current
Voltage Efficiency	% LHV	74.5%	70.3%	Equation: 1.23/cell voltage.
Dryer Loss	% of gross H_2	3%	3%	The 3% Dryer loss comes from industry input ("3-4%").
Permeation Loss	% of gross H_2	0.7%	0.7%	Based on industry input.
Total Stack Energy Usage per mass H_{2NET}	**$kWh_{elec}/kg_{Net H2}$**	**46.42**	**49.23**	Based on 33.33 kWh/kg H_2
BOP Loads				
Power Inverter Efficiency	%	NA	94%	Based on industry input.
Inverter Electrical Load	$kWh_{elec}/kg_{Net H2}$	NA	2.95	
Dryer Thermal Load	$kWh_{therm}/kg_{Net H2}$	0.34	0.34	Based on Hysys Simulation.
Dryer Efficiency	kWh_{elec}/kWh_{therm}	3.67	3.67	Based on industry input for the ratio of net electrical energy for the chiller
Dryer Electrical Load	$kWh_{elec}/kg_{Net H2}$	1.25	1.25	
Misc Electrical Load	$kWh_{elec}/kg_{Net H2}$	NA	1.2	Based on industry input for current.
Total BOP Electrical Load	**$kWh_{elec}/kg_{Net H2}$**	**1.25**	**5.40**	
Summary				
Stack Electrical Usage	**kWh_{elec}/kg_{H2}**	**46.42**	**49.23**	
BOP Electrical Usage	**kWh_{elec}/kg_{H2}**	**1.25**	**5.40**	
Total System Electral Usage per mass net H_2	$kWh_{elec}/kg_{Net H2}$	**47.7**	**54.6**	

NA - Not Applicable

32

HL Acquisitions: Fusion Fuel Business Combination Overview 33 Capex / kW Comparison: DC - PEHG vs. Centralized Electrolyzer 116 € 385 € 41% NA 94 € 10% NA 47 € 5% 56 € 56 € 6% NA 47 € 5% NA 188 € 20% NA 28 € 3% NA 47 € 5% NA 9 € 1% NA 38 € 4% 56 € 555 € 59% Uninstalled cost on centralized electrolyser Stack € / kW 116 € 385 € 41% BOP € / kW 56 € 555 € 59% € / kW 173 € 940 € 100% NA - Not Applicable Stacks Stacks BOP Hydrogen Gas Management System-Cathode system side Oxygen Gas Management System-Anode system side Electrolyser CAPEX (per KW) Item Breakdown- Other Item Breakdown-Assembly Labor Total BOP Summary Total CAPEX per kW Water Reacant Delivery Management System Thermal Management System Power Electronics Controls & Sensors Mechanical Balance of Plant-ss plumbing/copper cabling/Dryer valves... Fusion Fuel DC-PEHG Centralized Electrolyser Basis for assumptions for centralized electrolyser